Exhibit 99.10

Pazoo, Inc. CEO, David Cunic, Invited To Speak At The Sold Out Private Practice Summit in Rutherford, New Jersey

CEDAR KNOLLS, N.J., April 18, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to announce that CEO, David Cunic, has been asked to give several presentations at the upcoming Private Practice Summit, to be held in Rutherford, New Jersey on April 19, 20, and 21. David was a guest speaker at this conference when it was held in New Jersey in 2010 and 2011 and recently spoke at the Private Practice Summit in Las Vegas in September of 2012.

The Private Practice Summit is an annual conference for physical therapists from around the United States, Canada, England and Australia to gather together and learn from a selected group of speakers.  David will be speaking on the topics of Systems and Procedures and on innovative ways to increase your marketing, staff, and overall revenue.

Pazoo's relationship with this conference goes hand in hand with its expert panel on the Pazoo website.  Currently at www.pazoo.com experts are available to schedule speaking engagements through Pazoo's website.  These speaking engagements will give a great opportunity for the general public to learn from, and interact with, our experts and to share ideas and experiences. The value of this platform lies in being able to empower the participants with information related to our experts' respective fields of practice.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website. www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

SOURCE Pazoo, Inc.

Released April 18, 2013